Exhibit 10.2

MASTER SERVICES AGREEMENT

This Master Services Agreement (the "Agreement") is made this 15th day of November, 2015 by and between Professional Research Consulting, Inc. d/b/a PRC Clinical, a California Corporation with offices at 1111 Bayhill Drive, Suite 290, San Bruno, California 94066 ("PRC Clinical or PRC") and Creative Medical Health, Inc., a Delaware Corporation with business office at 2007 W Peoria Ave., Phoenix, AZ 85029 ("Sponsor").

WHEREAS, Sponsor is in the business of developing, manufacturing and/or distributing pharmaceutical products, medical devices and/or biotechnology products; and

WHEREAS, PRC is a contract research organization engaged in the business of managing clinical research programs and providing clinical development services and other services for the pharmaceutical, medical device and biotechnology industries; and

WHEREAS, Sponsor and PRC desire to enter into this Agreement to provide the terms and conditions upon which Sponsor may engage PRC from time to time to provide clinical development services in connection with certain clinical research studies of Sponsor's proprietary products (each, a "Project"), in which case the terms and conditions for each such Project shall be set forth in one or more written work orders to be agreed upon and signed and attached to this Agreement and incorporated herein by reference (a "Work Order''); and

NOW, THEREFORE, for good and valuable consideration contained herein, the exchange, receipt and sufficiency of which are acknowledged, the parties agree as follows:

9. Services.

9.4 Work Orders. In the event that the parties reach agreement with respect to the provision of Services for a Project, PRC and Sponsor shall execute a Work Order with respect to such Services. Each Work Order shall set forth the nature and scope of the Services to be performed and other specific details relating to the Services for each Project to be performed by PRC. Such Work Order shall include, but not be limited to, an estimate of PRC's fees, pass-through costs, and third party vendor costs for such Services, the deliverables (if any) for the Project, and such other terms and conditions as shall be deemed appropriate or necessary for the performance of the Services. Sponsor agrees that the Work Order shall be executed by both parties before PRC commences work under the Work Order, unless the parties otherwise agree in writing. Each fully executed Work Order shall be deemed to be attached hereto and incorporated herein. The applicable Work Order and this Agreement shall constitute the entire agreement for each Project. To the extent any terms set forth in a Work Order conflict with the terms set forth in this Agreement, the terms of this Agreement shall control unless otherwise specifically set forth in the Work Order. As required by 21 C.F.R. § 312.52, the specific obligations relating to each Project that are being transferred to PRC by Sponsor shall be listed in the applicable Work Order. Sponsor shall retain responsibility for all other activities related to the Project. Sponsor shall at all times be considered the sponsor of the Project for the purpose of all laws, regulations, and regulatory authority requirements applicable to the conduct of clinical trials. Sponsor shall be solely responsible for review, approval, and adoption of the clinical study protocol for each Project.

PRC Clinical MSA/Sponsor	version APRIL 2015

1.2        Change Orders. If Sponsor requests any changes to the scope of the Services for a particular Project from those set forth in the applicable Work Order, or if the assumptions set forth in the budget for such Project contained in the applicable Work Order change, PRC shall prepare a written change order reflecting such changes, including an estimate of any resulting adjustment to the timeline for the performance of the Services under the Work Order and to the compensation schedule (a "Change Order"). Once a Change Order is executed by both parties, such Change Order shall constitute an amendment to the applicable Work Order and the Services shall thereafter constitute those Services set forth in the Work Order as amended by the Change Order. Both parties agree to act in good faith and promptly when considering a Change Order requested by the other party. Without limiting the foregoing, Sponsor agrees that it will not unreasonably withhold approval of a Change Order, even if it involves a fixed price contract, if the proposed changes in budgets or time lines result from, among other appropriate reasons, forces outside the reasonable control of PRC or changes in the assumptions upon which the initial budget or time lines were based, including, but not limited to, the assumptions set forth in the budget or timelines. PRC reserves the right to postpone effecting material changes in the Project's scope until such time as the parties agree to and execute the corresponding Change Order. For any Change Order that affects the scope of the regulatory obligations that have been transferred to PRC, PRC and Sponsor shall execute a corresponding amendment to the Transfer of Obligations Form. Sponsor shall file such amendment where appropriate, or as required by law or regulation.

1.3        Timelines and Delays. PRC shall use commercially reasonable efforts to perform the Services within any timelines specified in the applicable Work Order. However, Sponsor acknowledges that such timelines are estimates and assume the full cooperation of Sponsor, regulatory authorities, Ethics Committees or Institutional Review Boards, investigative sites and investigators, and other third parties not under PRC's control, and shall be subject to adjustment (including an adjustment in the fees and costs for the performance of Services) if the work for the Services is delayed due to circumstances not attributable to PRC, such as the following: (a) a failure by Sponsor to perform Sponsor's obligations with respect to the Study in a timely fashion, (b) a delay by Sponsor in providing information or feedback requested by PRC, (c) amendments to the protocol for the Project that occur after the execution of the applicable Work Order, (d) enrollment rates that are lower than anticipated, © changes in applicable regulatory requirements, suspensions or other delays imposed by regulatory authorities, or (f) delays in obtaining required approvals from regulatory authorities, Ethics Committees or Institutional Review Boards. Sponsor acknowledges that, if it materially delays or suspends performance of the Services for more than fifteen (15) calendar days and such delay or suspension is unrelated to any act or omission by PRC in violation of this Agreement, then the personnel and/or resources originally allocated to the delayed or suspended portion of the Services may be re- allocated, and PRC will not be responsible for delays due to required re-staffing or re-allocation of resources.

If a Project is delayed or suspended for more than 15 calendar days, Sponsor shall have the right to keep, at its expense, some or all of the PRC personnel assigned to the Project assigned to the Project for the duration of the delay or suspension period. Sponsor shall pay a fee for each such individual that remains assigned to the Project at Sponsor's request. Said personnel fees shall be invoiced by PRC, and shall be due and payable by Sponsor upon receipt of invoice. If a Sponsor does not wish to retain any PRC personnel for the duration of the delay or suspension, PRC shall have the right to reallocate any and all such personnel to other projects, and Sponsor shall bear the costs, if any, of providing Project-specific training to replacement personnel assigned to the Project once it resumes. If a Project is delayed or suspended for more than 90 days, either party may terminate the Work Order for such Project upon written notice to the other party.

PRC Clinical MSA/Sponsor	2	version APRIL 2015

1.4  Sponsor Cooperation. Sponsor shall forward to PRC in a timely manner all documents, materials and information in Sponsor's possession or control necessary for PRC to conduct the Services. PRC shall not be liable to Sponsor nor be deemed to have breached this Agreement for errors, delays or other consequences arising from Sponsor's failure to timely provide documents, materials or information or to otherwise cooperate with PRC in order for PRC to timely and properly perform its obligations. Sponsor shall provide PRC with all information available to it regarding known or potential hazards associated with the use of any substances supplied to PRC by Sponsor, and Sponsor shall comply with all current legislation and regulations concerning the shipment of substances by the land, sea or air.

Sponsor will cooperate with PRC in providing information to PRC and taking such actions (including, If applicable, executing documents), as are appropriate to achieve the objectives of this Agreement. Sponsor acknowledges and agrees that PRC's performance under this Agreement is dependent on Sponsor's timely and effective cooperation with PRC. Accordingly, Sponsor acknowledges that any delay by Sponsor may result in PRC being released from an obligation or schedule deadline or in Sponsor having to pay extra fees in order for PRC to meet a specific obligation or deadline despite the delay. Sponsor shall comply with all applicable laws, rules and regulations governing the performance of its obligations hereunder and the subject matter of this Agreement.

2.	Compensation and Payment.

2.1         Charges for Services. Sponsor shall pay PRC for all Services performed under this Agreement in accordance with the budget and payment schedule for such Services set forth in the applicable Work Order (the "Budget"). Unless otherwise specified in a Work Order, the Budget for each Project shall consist of line items specifying the work to be completed by PRC for the Project and the rates for such work.

2.2         Pass-Through Costs. The Budget for each Project shall include an itemized breakdown of the estimated out-of-pocket costs that will be incurred by PRC in connection with the performance of Services for such Project including, without limitation, travel expenses (collectively, the "Pass-Through Costs"). Sponsor shall reimburse PRC for all Pass-Through Costs, incurred in accordance with the Budget, provided that such Pass-Through Costs are supported by written receipts or other documentation reasonably acceptable to Sponsor. Sponsor acknowledges that some or all of the Pass-Through Costs set forth in any Work Order are an estimate based on the scope of the Project, timelines, and information supplied by third parties, and that such costs cannot be predicted with complete certainty at the outset of a

Project.

2.3         Third Party Vendors. If applicable, PRC will provide a third party vendor budget in each Work Order. All third party vendor costs and associated management fees invoiced to Sponsor shall be approved by Sponsor in advance and shall include documentation reasonably acceptable to Sponsor.

PRC Clinical MSA/Sponsor	3	version APRIL 2015

2.4         Invoices. Unless otherwise provided in the Work Order, PRC shall invoice Sponsor on a monthly basis for Services and Pass-Through Costs incurred and associated overhead and handling charges via electronic invoice sent to the Financial/Accounts Payable contact designated in the applicable Work Order. Each such invoice shall itemize the Services performed and all Pass-Through Costs with supporting documentation where indicated. Unless otherwise specified in the applicable Work Order, and subject to Section 2.5 below, Sponsor shall pay each monthly invoice for Services and Pass-Through Costs within 25 days of receipt. PRC shall invoice Sponsor for third party vendor costs and associated management fees separately, and all such invoices shall be paid by Sponsor within 5 days of receipt. PRC reserves the right to charge interest in the amount of 1.5% per month for any undisputed invoiced amounts that have not been paid within 25 days of Sponsor's receipt of the applicable invoice.

2.5         Disputed Invoices. Sponsor will notify PRC within 10 days of its receipt of an invoice submitted under Section 2.4 if it disputes such invoice or any portion thereof. Sponsor shall provide, in writing, queries for PRC to address to allow full payment of any such disputed invoice or disputed portion thereof within the original 25 day payment period. The parties will promptly discuss such queries and formulate an action plan to resolve the issues. Billing queries generated by Sponsor will be addressed to the contact person at PRC referenced in the applicable Work Order, and Sponsor and PRC will negotiate in a timely, good faith manner to resolve billing queries. Any undisputed amounts shall be paid without delay pursuant to section 2.4

2.6         Exchange Rate. All payments due hereunder in accordance with the Budget of the applicable Work Order shall be made by Sponsor in United States Dollars ("USO"). The parties acknowledge and agree that all amounts set forth in the Work Orders shall be in USD. If PRC incurs Pass-Through Costs or third party vendor costs under a Work Order in a currency other than USO, such costs shall be invoiced to Sponsor and reimbursed to PRC at the USO equivalent of the expense paid by PRC. The hourly labor fees contained in the Budget for each Work Order shall be fixed in USO, and will require no conversion.

2.7         Taxes. The fees payable under any Work Order shall not, and shall not be construed to, include local, state, federal or foreign sales and use taxes, such as Value Added Tax, if any, and any such taxes shall be assumed and paid by Sponsor.

2.8         Advance and Fixed Fee Payments. If indicated in the applicable Work Order, Sponsor shall provide advance funding for certain projects. The repayment schedule will be specified in the Work Order. This advance funding is needed to cover the cost of hiring staff and making commitments with other vendors to service the Project. As such, should the Project terminate prematurely, the amount of such advance payments would be forfeit by Sponsor. In the event that all Services are completed early relative to the timeline described in the applicable Work Order, all remaining Fixed Fees will be immediately invoiced to and paid by Sponsor in accordance with this Section 2.

2.9         Advance Payment of Pass-Through Costs and Vendor Expenses. If indicated in the Work Order, and upon execution of a Work Order which anticipated pass-through and/or third party vendor expenses, PRC will issue to Sponsor an invoice in an amount equal to an agreed percentage of the total estimated Pass-Through Costs and third party vendor costs set forth in the Budget, including those Pass-Through Costs consisting of payments to be made to investigators and investigative sites (such amount, the "Advance Payment"). Sponsor shall pay to PRC such Advance Payment within 20 days after its receipt of such invoice. For clarity, Sponsor shall pay PRC for Pass-Through Costs and third party vendor expenses incurred on a Project in accordance with the Budget for such Project on a pass-through basis and in accordance with the payment terms set forth in Sections 2.2 and 2.3. The amount of the Advance Payment paid by Sponsor to PRC for a Project will be held by PRC until the completion or termination of the applicable Project and credited against that portion of the final invoice(s) under the applicable Work Order that consist of Pass-Through Costs and third party vendor expenses. In the event that the amount of the Advance Payment paid by Sponsor to PRC exceeds the amount due by Sponsor to PRC for actual Pass-Through Costs and third party vendor expenses under the final invoice(s) under the applicable Work Order, PRC shall refund to Sponsor an amount equal to the amount by which the Advance Payment exceeds the amount due by Sponsor for actual Pass-Through Costs and third party vendor expenses under such final invoice(s).

PRC Clinical MSA/Sponsor	4	version APRIL 2015

2.10         Inflationary Adjustments. PRC shall be entitled upon 30 days' written notice to increase the rates applicable to the performance of Services to include inflationary adjustments, which inflationary adjustments shall not exceed 5% of the labor rates applicable for the prior calendar year under the Work Order. In the event that any such increase is made, the parties shall enter into a Change Order to reflect such revised fees.

3.	Term and Termination.

3.1         Term. The term of this Agreement shall commence on the Effective Date and shall continue for three (3) years unless extended in a written amendment to this Agreement signed by authorized representatives of both parties. Each Work Order shall be effective upon the date signed by the last signatory thereto and shall terminate upon the completion of Services to be provided thereunder, unless earlier terminated in accordance with this Section 3.

3.2         Termination by Either Party. Either party may terminate this Agreement or any individual Work Order for any reason upon 30 days' prior written notice to the other party. Termination of a Work Order shall terminate the corresponding Project.

3.3         Termination for Material Breach. Either party may terminate this Agreement or a Work Order if the other party materially breaches the terms of this Agreement or of such Work Order and such breaching party fails to cure the breach within 15 days after receipt of written notice from the non-breaching party specifying the nature of such breach. The parties agree that non-payment by Sponsor of an undisputed invoice shall be deemed a material breach of this Agreement. If PRC determines, in that its continued performance of the Services contemplated by one or more Work Orders would constitute a potential or actual violation of regulatory or scientific standards of integrity, then PRC may terminate the applicable Work Order(s) by giving written notice stating the effective date (which may be less than thirty (30) days from the notice date) of such termination. Either party may terminate this Agreement or any Work Orders immediately upon provision of written notice if the other party becomes insolvent or files for bankruptcy. Any written termination notice shall identify the specific Work Order or Work Orders that are being terminated.

3.4         Effect of Termination. The termination of this Agreement by either party shall automatically terminate all Work Orders, unless otherwise agreed in writing. Upon the receipt or provision of a notice of termination of this Agreement or a Work Order, PRC shall cooperate with Sponsor to provide for an orderly wind-down and/or transition of the Services provided by PRC hereunder. Upon termination of this Agreement, Sponsor shall promptly pay PRC in full for all fees for Services performed, Pass-Through Costs and third party vendor expenses, and associated administrative overhead and handling fees, incurred up through the termination date as calculated in accordance with the provisions of this Agreement and the Budget in the applicable Work Order. In addition, Sponsor shall reimburse PRC for all reasonable, future non cancelable obligations to third parties for Pass-Through Costs and third party vendor expenses to be incurred in accordance with the Budget for the applicable Work Order. Promptly after the date of termination or completion of a Work Order or this Agreement, PRC will submit to Sponsor an itemized accounting of Services performed for the applicable Project, the Pass- Through Costs and third party vendor expenses incurred as calculated in accordance with the provisions of this Agreement and the Budget in the applicable Work Order, the amount of any non-cancellable obligations to third parties for Pass-Through Costs and third party vendor expenses that were to be incurred by PRC in accordance with the Budget for each terminated Work Order, and the amount of payments received from Sponsor in order to determine the amount of the balance owed by, or the overpayment to be refunded to, Sponsor. Any balance owed by, or any overpayment to be refunded to, Sponsor will be paid or refunded within 25 days of receipt of such an itemized accounting. Sponsor shall pay for all actual costs, including time spent by PRC personnel, incurred to complete activities associated with the termination and close-out of affected Projects, including the fulfillment of any regulatory requirements.

PRC Clinical MSA/Sponsor	5	version APRIL 2015

3.5  Provisions Surviving Termination. The obligations of the parties contained in Sections 2, 3.4, 3.5, 4, 5, 7, 8.2, 9.2, 9.4, 9.5, 9.6, 9.8, 9.9, and 9.12 hereof shall survive termination of this Agreement.

4.	Confidentiality.

4.1         Confidential I nformation. Subject to the limitations set forth in Section 4.3, all information that (a) is provided by Sponsor to PRC relating to a Project, (b) relates to a Project and is developed, generated, or obtained by PRC as a result of performing Services under this Agreement, including, without limitation, Inventions (as defined in Section 5.2), shall, in each case, be deemed to be "Sponsor Confidential Information". Subject to the limitations set forth in Section 4.3, (i) all information pertaining to PRC's proposals, pricing, and quotations (except to the extent that such information incorporates Sponsor Confidential Information), methods, standard operating procedures, and subcontractor information, including materials or technology owned or licensed by PRC, that is disclosed to Sponsor or Sponsor's representatives, and (ii) all information regarding PRC's operations, methods, and pricing, and all information that is or has been previously independently developed by PRC without the benefit of any information provided by Sponsor, including PRC Property, and that is identified as confidential at the time of disclosure to Sponsor, shall be deemed to be "PRC Confidential Information" under this Agreement. Sponsor Confidential Information and PRC Confidential Information may be referred to herein individually and collectively as "Confidential Information". For purposes of this Agreement, each party is the "Disclosing Party'' with respect to its own Confidential Information, and a "Receiving Party" with respect to the Confidential Information of the other party.

4.2         Use and Non-Disclosure of Confidential Information. The Receiving Party shall: (a) use the Disclosing Party's Confidential Information solely for the purposes contemplated by this Agreement and for no other purpose without the prior written consent of the Disclosing Party; (b) not disclose the Disclosing Party's Confidential Information to any third party except as necessary in connection with the performance of activities under this Agreement without first obtaining the written consent of the Disclosing Party; and (c) protect the confidentiality of the Disclosing Party's Confidential Information with at least the same degree of care used to protect its own confidential and/or proprietary information from unauthorized use or disclosure, but in no event with less than reasonable care. The Receiving Party will be permitted to furnish and otherwise disclose the other party's Confidential Information to those of its employees, agents, contractors, and consultants who need to know such Confidential Information in order to accomplish the purposes of this Agreement, provided that such personnel are bound by obligations of confidentiality with respect to such Confidential Information substantially similar to those provided herein. If the Receiving Party discloses the Disclosing Party's Confidential Information to a third party with the Disclosing Party's permission as permitted herein, the Receiving Party shall ensure that all Confidential Information disclosed to such third party is identified as confidential at the time of disclosure.

PRC Clinical MSA/Sponsor	6	version APRIL 2015

4.3         Exceptions to Confidential Information. The obligations of confidentiality set forth in Section 4.2 shall not apply to that part of the Disclosing Party's Confidential Information which the Receiving Party is able to demonstrate by competent proof:

(9) was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

© later became part of the public domain through no act or omission of the Receiving Party;

(d) was disclosed to the Receiving Party without obligations of confidentiality with respect thereto, by a third party who had no obligation to the Disclosing Party not to disclose such information to others without restriction; or

© was independently developed by employees of the Receiving Party without use of or reference to the Disclosing Party's Confidential Information.

4.4         Disclosure Required by Law. The Receiving Party may disclose the Disclosing Party's Confidential Information without violating the obligations of this Agreement to the extent that such disclosure is (a) required by a valid order of a court or other governmental body having jurisdiction, (b) required by applicable law or regulation, (c) is necessary for filings with regulatory or governmental agencies including, without limitation, the U.S. Securities & Exchange Commission and the FDA, or (d) in connection with prosecuting, defending, or providing testimony in litigation, provided that the Receiving Party provides the Disclosing Party with reasonable prior written notice of such disclosure when possible and, at the Disclosing Party's request and expense, makes a reasonable effort to obtain, or to assist the Disclosing Party in obtaining, a protective order or other appropriate remedy preventing or limiting the disclosure and/or requiring that the Disclosing Party's Confidential Information so disclosed be used only for the purposes for which the law or regulation requires, for which the order was issued, for the applicable regulatory or governmental filing, or for the applicable litigation.

4.5.         Return of Confidential Information. At the Disclosing Party's request, the Receiving Party shall return all Confidential Information provided by the Disclosing Party in documentary form or, at the Disclosing Party's request, destroy all or such parts of the Disclosing Party's Confidential Information as the Disclosing Party shall direct, including any copies thereof made by the Receiving Party. Notwithstanding the foregoing, the Receiving Party may retain one (1) copy of the Disclosing Party's Confidential Information solely for archival purposes, subject to the ongoing obligation to maintain the confidentiality of such information.

PRC Clinical MSA/Sponsor	7	version APRIL 2015

5.	Intellectual Property.

5.1         No License. Each party agrees that neither party transfers to the other party by operation of this Agreement any patent right, copyright right, trademark right or other intellectual property right of such party, except as may be specifically provided herein.

5.2         Sponsor Property. PRC will promptly disclose to Sponsor all improvements, inventions, formulae, processes, techniques, work product, know-how and data, whether or not patentable, that is generated, conceived, discovered or reduced to practice by PRC, its employees, agents, or subcontractors, whether solely or jointly with others in the course of or as a direct result of the performance of the Services under this Agreement, together with all intellectual property rights arising therefrom (collectively, "Inventions"). All Inventions and all deliverables will be the sole and exclusive property of Sponsor and shall be Sponsor Confidential Information; provided that, the term "Inventions" does not include PRC Property (as such term is defined in Section 5.3) and improvements thereto. PRC hereby assigns and transfers to Sponsor all of PRC's right, title and interest in any and all Inventions and agrees to take, at Sponsor's request and expense, all further acts reasonably required to convey full title in the Inventions to Sponsor. Further, PRC will cause all of its personnel that perform Services hereunder to assign and transfer to Sponsor all such personnel's right, title and interest in Inventions to Sponsor, and to take, at Sponsor's request and expense, all further acts reasonably required to convey title in any such Invention to Sponsor.

5.3         PRC Prooertv. "PRC Property" means inventions, processes, technology, know-how, trade secrets, and other assets (including, without limitation, those related to data collection processes, data management processes, laboratory analyses procedures and techniques, analytical methods, procedures and techniques, computer technical expertise and software (including codes) that have been or are independently developed by PRC without the benefit of or access to any information provided by or on behalf of Sponsor and that do not relate to the composition of matter, method of using, making or administering the drug that is the subject of a Project. All PRC Property is the sole and exclusive property of PRC, and shall be PRC Confidential Information.

6.	Representations and Warranties.

6.1         No Inconsistent Obligations or Constraints. Each party represents and warrants that it is qualified and permitted to enter into this Agreement and that the terms of this Agreement are not inconsistent with its other contractual arrangements. PRC warrants that it is not constrained by any existing agreement in providing the Services to be performed under this Agreement. Sponsor agrees that it will not enter into an agreement with a third party that would alter or affect the regulatory obligations delegated to PRC in any Project without providing prior written notice to PRC.

6.2         Due Authorization. The persons executing this Agreement represent and warrant that they have the full power and authority to enter into this Agreement on behalf of each respective party.

6.3         Required Licenses. Each party represents and warrants that, if applicable to a Project, it possesses all necessary licenses for use of the MedDRA and WHO-Drug dictionaries in connection with such Project, and that it shall maintain all such licenses in full force and effect during the term of this Agreement.

PRC Clinical MSA/Sponsor	8	version APRIL 2015

6.4         Compli ance with Applicabl e Laws. Each party represents and warrants that it shall comply with all laws and regulations applicable to such party in connection with its activities under this Agreement.

6.5         No Debarred Person. PRC represents and warrants that it and its personnel who perform any Services hereunder are not presently debarred by the FDA pursuant to 21 U.S.C. § 335a. In addition, PRC represents and warrants that, to the best of its knowledge, it has not engaged in any conduct or activity which could lead to debarment actions. If, during the term of this Agreement, PRC discovers or receives notice that it or any personnel employed or retained by it to perform Services comes under investigation by the FDA for a debarment action or is debarred, PRC shall promptly notify Sponsor of same.

6.6         Disclaimer of Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER SPONSOR NOR PRC MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTI ES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY EXPRESS OR IMPLIED WARRANTI ES OF MERCHANTABILITY, TITLE OR FITNESS FOR A PARTICULAR PURPOSE.

7.	Indemnification.

7.1         Sponsor I ndemnity. Sponsor shall indemnify, defend and hold harmless PRC and its employees, affiliates, directors, officers, and agents (collectively, the "PRC lndemnitees") from and against any and all damages, liabilities, losses, costs and expenses of any kind or nature whatsoever, including, without limitation, reasonable attorney's fees, expert witness and court costs (collectively, "Losses"), incurred in connection with any claim, demand, action, or proceeding brought by a third party (each, a "Claim") arising from (a) any substance dispensed or procedure administered in the course of a Project, or any other person's use, consumption, sale, distribution or marketing of the drug that is the subject of a Project, including the harmful or otherwise unsafe effect of such drug, (b) the performance of Services by PRC hereunder in compliance with the terms of this Agreement, (c) the infringement or misappropriation of a third party's intellectual property rights by reason of the performance of the Services using the information supplied by Sponsor or the Sponsor's drug, (d) a breach of the Sponsor's representations, warranties or obligations under this Agreement, or © the negligence, gross negligence or intentional misconduct on the part of Sponsor lndemnitees (as such term is defined in Section 7.2 below) in connection with this Agreement; provided however, that Sponsor shall have no obligation of indemnity hereunder with respect to a Claim to the extent that such Claim arises from (i) the negligence, gross negligence, or intentional misconduct on the part of PRC or its employees, affiliates, or agents, or (ii) a breach of any of PRC's obligations, representations or warranties under this Agreement.

7.2         PRC lndemnitv. PRC shall indemnify, defend, and hold harmless Sponsor and its employees, affiliates, directors, officers, and agents (collectively, the "Sponsor lndemnitees") from and against any and all Losses incurred in connection with any Claim arising from (a} the negligence, gross negligence, or intentional misconduct on the part of any of the PRC lndemnitees in connection with this Agreement, or (b) a breach of any of PRC's obligations, representations or warranties under this Agreement; provided, however, that PRC shall have no obligation of indemnity hereunder with respect to any Claim to the extent that such Claim arises from (i) the negligence, gross negligence, or intentional misconduct on the part of Sponsor or its agents or representatives, or (ii) a breach of any of Sponsor's obligations, representations, or warranties under this Agreement.

PRC Clinical MSA/Sponsor	9	version APRIL 2015

7.3         Indemnification Procedure. Each party's agreement to indemnify, defend, and hold harmless the other party and its respective indemnitees is conditioned upon the indemnified party: (a) providing written notice to the indemnifying party of any claim, demand, or action arising out of the indemnified activities within 30 days after the indemnified party has knowledge of such claim, demand, or action; provided, however, that any failure on the part of an indemnified party to notify the indemnifying party of receipt of notice of a claim shall relieve the notified party of its obligation to indemnify the notifying party for such claim under this Agreement only to the extent that the notified party has been prejudiced by the lack of timely and adequate notice; (b) permitting the indemnifying party to assume full responsibility and authority to investigate, prepare for, settle, and defend against any such claim, demand, or action; (c) assisting the indemnifying party, at the indemnifying party's reasonable expense, in the investigation of, preparation for and defense of any such claim, demand, or action; and (d) not compromising or settling such claim, demand, or action without the indemnifying party's written consent.

7.4         limitation of liability. In no event shall the liability of either party arising out of this Agreement exceed an amount equal to the total Budget for the relevant Project. Further, in no event will either party be entitled to, nor shall either party be responsible for, whether in contract or in tort, any incidental, indirect, special or consequential losses or damages (including lost profits) arising out of this Agreement or with respect to a party's performance or non- performance of this Agreement. However, the foregoing limitations of liability and exclusions of damages recoverable in this Section 7.4 shall not (a) apply to breaches of confidentiality obligations under Section 4, or (b) limit in any way a party's indemnification obligations with respect to third-party claims under Sections 7.1 or 7.2, as applicable.

7.5         Insurance. Sponsor hereby represents and warrants that it will maintain adequate clinical trial and product liability insurance coverage for each Project consistent with industry standards, through a reputable insurance carrier, to cover all subjects screened or treated as part of a clinical trial for personal injury suffered as a result of the participation in the trial or the trial screening process. PRC represents and warrants that it will maintain an insurance policy or program of self-insurance at commercially reasonable levels during the term of this Agreement. Each party shall, at the other party's request, provide to the other party proof of its insurance coverage.

8.	Record Storage; Inspections.

8.1         Record Maintenance During Project. During the term of this Agreement, PRC shall maintain all materials and all other data obtained or generated by PRC in the course of providing the Services hereunder. including all computerized records and files (collectively, "Records") . PRC shall cooperate with any reasonable internal review or audit by Sponsor and make available to Sponsor for examination and duplication, during normal business hours and at mutually agreeable times, all Records relating to a Project.

8.2         Record Maintenance After Completion or Termination of Project. Unless otherwise stated in the applicable Work Order, all Records for a Project shall be transferred to Sponsor by PRC upon the Project completion or termination. At Sponsor's option, the Records shall be either (a) delivered to the location designated by Sponsor at Sponsor's expense, or (b) disposed of at Sponsor's expense. If PRC is required or requested to maintain and/or store the Records for a Project for a period beyond the completion or termination of the applicable Project, Sponsor shall reimburse PRC for its reasonable maintenance and storage costs. In no event shall PRC dispose of Records without first giving Sponsor 60 days' prior written notice of its intent to dispose of the Records and, if Sponsor so requests, PRC shall transfer such Records to Sponsor at Sponsor's expense. PRC shall be entitled at its sole expense to retain copies of the Records reasonably necessary for regulatory purposes or to demonstrate the satisfaction of its obligations hereunder, all subject to the confidentiality obligations set forth in Section 4 above.

PRC Clinical MSA/Sponsor	10	version APRIL 2015

8.3         Regulatory Inspections. If any governmental regulatory authority of appropriate jurisdiction conducts, or gives notice of intent to conduct, an inspection at PRC directly related to the Services or takes any other regulatory action directly related to the Services, PRC shall promptly give Sponsor notice thereof and supply to Sponsor all information pertinent thereto. PRC shall cooperate with all regulatory authorities and permit such inspections relating to the Services. To the extent not prohibited by law, Sponsor shall have the right, but not the obligation, to be present at any such inspection and to review and comment on any responses required. If Sponsor receives notice of such an inspection to be conducted at PRC, Sponsor shall inform PRC of said inspection and cooperate with PRC by providing any information requested by the inspecting authority.

8.4         Audits. Sponsor shall have the right, for the duration of this Agreement and at reasonable times during PRC's normal business hours, to examine PRC's standard operating procedures, PRC's facilities where Services are performed, and Records to confirm that the Services are being performed in accordance with this Agreement, the relevant Work Order, the relevant Protocol, and applicable laws and regulations. PRC shall provide reasonable assistance, including making available members of its staff, to facilitate such inspections and audits. Sponsor agrees that it shall not disclose to any third party any information ascertained by Sponsor in connection with any such audit or examination, except to the extent required by law or regulation.

8.5         Sponsor shall reimburse PRC for its time and expenses (including reasonable attorney fees and the costs of responding to findings) associated with any inspection, audit or investigation relating to the Services instigated by Sponsor or by a governmental authority, unless such inspection, audit or investigation finds that PRC breached this Agreement or any applicable law or regulation.

9.	Miscellaneous.

9.1         Independent Contractor Relationship. The parties hereto are independent contractors, and nothing contained in this Agreement is intended, and shall not be construed, to place the parties in the relationship of partners, principal and agent, employer/employee or joint enture. Neither party shall have any right, power or authority to bind or obligate the other, nor shall either hold itself out as having such right, power or authority. Any investigators or institutions used in connection with the clinical investigation to which the Work Order relates shall be independent contractors exercising independent judgment and shall not be deemed to be employees, subcontractors or agents of PRC.

9.2         Nonsoli citation. During the term of this Agreement and for 12 months following its termination (the "Restricted Period"), Sponsor will not, without PRC's prior written consent, directly or indirectly, solicit or encourage any employee or contractor of PRC to terminate employment with, or cease providing services to, PRC. However, the parties agree that if Sponsor hires an employee or contractor of PRC in violation of this Section 9.2, Sponsor shall pay PRC a fee of 30% of such person's annualized salary or contractor rates for the first year of services.

PRC Clinical MSA/Sponsor	11	version APRIL 2015

9.3         Force Majeure. If either party shall be delayed or hindered in or prevented from the performance of any act required hereunder by reason of strike, lockouts, labor troubles, restrictive governmental or judicial orders or decrees, riots, insurrection, war, acts of God, inclement weather or other reason or cause reasonably beyond such party's control (each a "Force Majeure"), then performance of such act shall be excused for the period of such Force Majeure. Any timelines affected by a Force Majeure shall be extended for a period equal to that of the Force Majeure. The party incurring the Force Majeure shall provide notice to the other of the commencement and termination of the Force Majeure, and shall take reasonable, diligent efforts to remove the condition constituting such Force Majeure or to avoid its affects so as to resume performance as soon as practicable. Notwithstanding the foregoing, this Section 9.3 shall not excuse any delay or failure by Sponsor to pay any amounts owed to PRC hereunder.

9.4         Notices. Any notice required or permitted to be given hereunder by either party hereto shall be in writing and shall be deemed given on the date delivered if delivered (a) personally, (b) by recognized overnight courier, (c) via facsimile (with confirmation of receipt generated by the transmitting machine) or (d) by certified mail, return receipt requested, postage prepaid. All notices to each party shall be sent to the address for said party set forth in the applicable Work Order. If no address is provided in the Work Order, then notices shall be sent to the following address:

If to Sponsor:

	Correspondence to:	Finance/Accounts Payable:
Sponsor:	Creative Medical Health, Inc.	Creative Medical Health, Inc.
Contact:	Donald Dickerson	TimothyWarbington
Address:	2007 W Peoria Ave., Phoenix,	2007 W Peoria Ave., Phoenix, AZ
	AZ. 85029	85029

Phone:	972-822-9192	480-789-9939
Fax:	-
Emaii:	coo@creativemedicalhealth.con	ceo@creativemedi calhealth.con

lf to PRC:

Contact:	Curtis Head, CEO	Tony Taricco, President, COO
Address:	1111 Bayhill Dr., Ste 290	1111 Bayhill Dr., Ste 290
	San Bruno, CA 94066	San Bruno, CA 94066
Phone:	877.519.6001 x 701	877.519.6001 x 702
Email:	chead@prcclinical.com	ttaricco@prcclinical . com

Either party may change its notice address by notice to the other party hereto in the form and manner provided in this Section 9.4.

9.5         Severance. If any one or more provisions of this Agreement shall be found to be illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, provided the surviving agreement materially comports with the parties' original intent. The parties shall make a good faith effort to replace any such provision with a valid and enforceable one such that the objectives contemplated by the parties when entering this Agreement may be realized.

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9.6         Waiver. Waiver or forbearance by either party hereto of any of its rights under this Agreement or applicable law in any one or more instances must be in writing and signed by the waiving party and shall not be deemed to constitute a waiver or forbearance of any other right or a further or continuing waiver of such rights.

9.7         Amendments; Assignment. No amendment, change or modification to this Agreement or any Work Order shall be effective unless in writing and executed by authorized representatives of the parties hereto. This Agreement and any Work Order may not be assigned by either party without the other party's prior written consent.

9.8.         Arbitration and Equitable Reli ef.

A. Arbitration. Sponsor and PRC agree that any and all controversies, claims or disputes with anyone (including without limitation, Sponsor and Sponsor's heirs, successors and assigns, PRC and any employee, officer, director, shareholder or benefit plan of PRC, in its capacity as such or otherwise} arising out of, relating to or resulting from Sponsor's performance of the Services under this Agreement or the termination of this Agreement, including any breach of this Agreement, shall be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1283.05 (the "Rules"} and pursuant to California law. Sponsor AND PRC AGREE TO ARBITRATE, AND THEREBY AGREE TO WAIVE ANY RIGHT TO A TRIAL BY JURY WITH RESPECT TO, ALL DISPUTES ARISING FROM OR RELATED TO THIS AGREEMENT. Sponsor understands that this Agreement to arbitrate also applies to any disputes that PRC may have with Sponsor.

B.         Procedure. Sponsor and PRC agree that any arbitration will be administered by the American Arbitration Association ("AAA"), and that a neutral arbitrator will be selected in a manner consistent with its Commercial Rules. Sponsor and PRC agree that the arbitrator will have the power to decide any motions brought by any party to the arbitration, including discovery motions, motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. Sponsor and PRC agree that the arbitrator will issue a written decision on the merits. Sponsor and PRC also agree that the arbitrator will have the power to award any remedies, including attorneys' fees and costs, available under applicable law. Sponsor and PRC agree that the arbitrator will administer and conduct any arbitration in a manner consistent with the Rules and that, to the extent that the AAA's Commercial Rules conflict with the Rules, the Rules will take precedence.

C.         Remedy. Except as provided by the Rules, arbitration will be the sole, exclusive and final remedy for any dispute between PRC and Sponsor. Accordingly, except as provided for by the Rules, neither PRC nor Sponsor will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding the foregoing, the arbitrator will not have the authority to disregard or refuse to enforce any lawful PRC policy, and the arbitrator shall not order or require PRC to adopt a policy not otherwise required by law which PRC has not adopted.

D.         Availability of Injunctive Relief. The parties shall retain all rights to seek injunctive relief, as provided under Section 1281.8 of the California Code of Civil Procedure.

9.9         Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California, without giving effect to any choice of law principles that would require the application of the laws of a different slate.

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9.10         Counterparts and Facsimile Signatures. This Agreement, and any subsequent amendment(s), may be executed in counterparts and the counterparts, together, shall constitute a single agreement. A facsimile transmission of this signed Agreement or a Work Order bearing a signature on behalf of a party shall be legal and binding on such party.

9.11         Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes, as of the Effective Date, all prior negotiations, representations or agreements, either written or oral, with respect to the subject matter hereof.

9.12         Testimony. Should PRC be obligated to provide testimony or records regarding a Protocol or a drug that is the subject of any Project in any legal or administrative proceeding, then Sponsor shall reimburse PRC for its reasonable, documented, out-of-pocket costs therefor, plus an hourly fee for the time spent by its employees or consultants in providing such testimony or records equal to the internal fully-burdened cost to PRC of such employee or consultant. However, the foregoing shall not apply (a) to litigation between the parties arising under this Agreement, or (b) to legal or administrative proceedings that result, in whole or in part, from (i) the negligence, gross negligence or wilful misconduct of PRC or its personnel, or (ii) PRC's breach of its obligations, representations or warranties hereunder.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto by their duly authorized officers as of the Effective Date.

PROFESSIONAL RESEARCH CONSULTING, INC.	(SPONSOR]
0/8/A PRC CLINICAL

By:	By:

Name:	Name:	Donald Dickerson

Title:	Title:	Chief Operating Officer

Date:	Date:	11/15/2015

PRC Clinical MSA/Sponsor	14	version APRIL 2015